Exhibit 10.1

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of August 29, 2005, is entered into by and among Enterprise GP Holdings L.P., a Delaware limited partnership (“EPE LP”), EPE Holdings, LLC, a Delaware limited liability company (“EPE GP”), Dan Duncan LLC, a Texas limited liability company (“DD LLC”), Duncan Family Interests, Inc., a Delaware corporation (“DFI Inc.”), DFI GP Holdings L.P., a Delaware limited partnership (“DFI Holdings LP”) and DFI Holdings, LLC, a Delaware limited liability company (“DFI Holdings GP”). The parties to this agreement are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the parties desire to commence a public offering (the “Offering”) of units representing limited partner interests in EPE LP (the “Units”).

WHEREAS, the time immediately prior to the consummation of the Offering is herein referred to as the “Effective Time”.

WHEREAS, EPE GP is the sole general partner of EPE LP.

WHEREAS, in connection with the formation of EPE LP and EPE GP, the following actions were taken prior to the date hereof:

1. DD LLC formed EPE GP, to which DD LLC contributed $1,000 in exchange for a 100% membership interest in EPE GP.

2. DD LLC, DFI Inc. and EPE GP formed EPE LP, to which (i) DD LLC contributed $49.90 in exchange for a 4.99% limited partner interest in EPE LP, (ii) DFI Inc. contributed $950 in exchange for a 95% limited partner interest in EPE LP, and (iii) EPE GP contributed $0.10 in exchange for a 0.01% general partner interest in EPE LP.

WHEREAS, the following actions have also been taken prior to the date hereof:

1. DD LLC formed DFI Holdings GP, to which DD LLC contributed $1,000 in exchange for a 100% membership interest in DFI Holdings GP.

2. DD LLC, DFI Inc. and DFI Holdings GP formed DFI Holdings LP, to which (i) DD LLC contributed $40 in exchange for a 4% limited partner interest in DFI Holdings LP, (ii) DFI Inc. contributed $950 in exchange for a 95% limited partner interest in DFI Holdings LP, and (iii) DFI Holdings GP contributed $10 in exchange for a 1% general partner interest in DFI Holdings LP.

3. DFI Holdings LP purchased the following assets (the “EPD Assets”) from El Paso Corporation for approximately $425 million: (i) a 9.9% general partner interest in Enterprise Products GP, LLC, a Delaware limited liability company (“EPD GP”), and (ii) 13,454,498 common units of Enterprise Products Partners L.P., a Delaware limited partnership (“EPD LP”),

4. EPCO, Inc., a Delaware corporation (“EPCO”) loaned the $425 million to purchase the EPD Assets to DFI Holdings LP., and DFI Holdings LP is the obligor on two notes, both dated August 10, 2005, having a total outstanding principal balance at August 29, 2005 of $420,335,893.14, as well as additional accrued and unpaid interest (together, the “EPCO Debt”). One note is payable to EPCO in the principal amount of $161,725,894.29 (the “EPCO Note”), and the other note is payable to DFI Inc. in the principal amount of $258,629,998.85 (the “DFI Note”).

WHEREAS, EPD GP is the obligor on a $370 million note payable to DD LLC having an outstanding principal balance at August 29, 2005 of $363,274,105.71, as well as additional accrued and unpaid interest (the “EPD GP Note”), and DD LLC is the obligor on a corresponding note payable to EPCO having the same principal amount. Both notes are pledged to EPCO’s lenders.

WHEREAS, all references in this Agreement to the assumption by various entities of principal amounts or portions of principal amounts outstanding under the EPD GP Note, the EPCO Note or the EPE Assumed Debt (as defined below) shall be deemed to include the assumption of the corresponding amounts of accrued and unpaid interest on such principal amounts or portions of principal amounts.

WHEREAS, DD LLC currently owns a 4.505% membership interest in EPD GP, and DFI Inc. currently owns an 85.595% membership interest in EPD GP.

WHEREAS, EPD GP is the sole general partner of EPD LP.

WHEREAS, at the Effective Time, each of the following matters shall occur:

1. DFI Holdings LP will contribute the EPD Assets to EPE LP in exchange for the assumption by EPE LP of liability for $160,023,385.34 of the principal amount outstanding under the EPCO Note (the “EPE Assumed Debt”) and a limited partnership interest in EPE (the “EPE Interest”).

2. DFI Holdings LP will distribute 95%, 4% and 1% of the EPE Interest to DFI Inc., DD LLC and DFI Holdings GP, respectively, in each case in exchange for the assumption by each such entity of its proportionate amount of (i) the remaining $1,702,508.95 principal amount outstanding under the EPCO Note, and (ii) the $258,629,998.85 principal amount outstanding under the DFI Note.

3. DFI Holdings GP will distribute its 1% of the EPE Interest to DD LLC in exchange for the assumption by DD LLC of DFI Holdings GP’s proportionate amount of debt assumed under the EPCO Note and the DFI Note.

4. DFI Inc. and DD LLC will execute assumption agreements whereby they assume 95% and 5%, respectively, of the liability for the remaining $1,702,508.95 principal amount outstanding under the EPCO Note and the $258,629,998.85 principal amount outstanding under the DFI Note.

5. DD LLC will contribute 0.01% of the EPE Interest to EPE GP, which, when combined with EPE GP’s original general partner interest in EPE, will subsequently become a 0.01% general partner interest in EPE upon consummation of the Offering pursuant to the First Amended and Restated Agreement of Limited Partnership of EPE LP referred to in 8., below.

6. DD LLC will contribute its 4.505% interest in EPD GP (0.2% of which (i.e., a .00901% interest in EPD GP) will be contributed through EPE GP in order to maintain the correct capital account balances) to EPE LP.

7. DFI Inc. will contribute its 85.595% interest in EPD GP to EPE LP, resulting in EPE LP owning 100% of the membership interests in EPD GP.

WHEREAS, immediately after the Effective Time, in connection with the consummation of the Offering, each of the following matters shall occur:

8. The agreement of limited partnership of EPE LP will be amended and restated as set forth in the First Amended and Restated Agreement of Limited Partnership of EPE LP.

9. All of the then-outstanding limited partner interests in EPE LP held by DFI, Inc. and DDLLC will be unitized and converted into an aggregate of 74,667,332 Units, or (i) 70,941,059 Units issued to DFI Inc., and (ii) 3,726,273 Units issued to DD LLC.

10. The entire then-outstanding interest of EPE GP in EPE LP will be continued as a 0.01% general partner interest in EPE L.P.

11. EPE will enter into a new Credit Agreement providing for a $50,000,000 Revolving Credit Facility and $475,000,000 Term Loan (the “Credit Agreement”) and draw down the full amount available thereunder to pay the outstanding balances under the EPD GP Note and the EPE Assumed Debt.

12. The public, through the underwriters in the Offering, will contribute $327,145,769.44 (the “Underwritten Offering Proceeds”) to EPE LP in exchange for 12,395,356 Units in EPE LP.

13. EPE Unit L.P. will contribute $50,999,984 (the “Direct Sale Proceeds”) to EPE L.P. in exchange for 1,821,428 Units in EPE L.P.

14. EPE will use the Underwritten Offering Proceeds and the Direct Sale Proceeds (i) to pay the expenses incurred in connection with the Offering, and (ii) to repay $373,000,000 of indebtedness outstanding under the Credit Agreement, $350,500,000 of which is a permanent reduction in commitments under the Credit Agreement.

NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE 1

CONTRIBUTIONS, ACKNOWLEDGMENTS, DISTRIBUTIONS AND ASSUMPTIONS

Section 1.1 Contribution of EPD Assets by DFI Holdings LP to EPE LP. DFI Holdings LP hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE LP, its successors and assigns, for its use forever, all right, title and interest in and to all of the EPD Assets, and EPE LP hereby accepts such EPD Assets as a contribution to the capital of EPE LP.

TO HAVE AND TO HOLD the EPD Assets unto EPE LP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.2 Assumption of EPE Assumed Debt by EPE LP and Conveyance of EPE Interest to DFI Holdings LP. In exchange for the EPD Assets, EPE LP hereby (i) assumes from DFI Holdings LP the EPE Assumed Debt and (ii) grants, bargains, conveys, assigns, transfers, sets over and delivers to DFI Holdings LP, its successors and assigns, for its use forever, all right, title and interest in and to all of the EPE Interest, and DFI Holdings LP hereby accepts such EPE Interest.

TO HAVE AND TO HOLD the EPE Interest unto DFI Holdings LP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.3 Distribution of EPE Interest by DFI Holdings LP to DFI Inc., DD LLC and DFI Holdings GP. DFI Holdings LP hereby distributes, grants, bargains, conveys, assigns, transfers, sets over and delivers (i) 95% of the EPE Interest to DFI Inc., (ii) 4% of the EPE Interest to DD LLC, and (iii) 1% of the EPE Interest to DFI Holdings GP. Each of DFI Inc., DD LLC and DFI Holdings GP hereby accepts its respective percentage of the EPE Interest, subject to its proportionate amount of (i) the remaining $1,702,508.95 million principal amount outstanding under the EPCO Note, and (ii) the $258,629,998.85 principal amount outstanding under the DFI Note.

TO HAVE AND TO HOLD the EPE Interests set forth above unto DFI Inc., DD LLC and DFI Holdings GP, respectively, and each of their respective successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.4 Assumption of Remaining Amount of EPCO Note and DFI Note by DFI Inc., DD LLC and DFI Holdings GP. In connection with the acceptance of their respective percentages of the EPE Interest described in Section 1.3, each of DFI Inc., DD LLC and DFI Holdings GP hereby assumes from DFI Holdings LP (i) its proportionate amount of liability for the remaining $1,702,508.95 principal amount outstanding under the EPCO Note

($1,617,383.50, $68,100.36, and $17,025.09, respectively), and (ii) its proportionate amount of liability for the $258,629,998.85 principal amount outstanding under the DFI Note ($245,698,498.91, $10,345,199.95, and $2,586,299.99, respectively).

Section 1.5 Distribution of 1% of EPE Interest by DFI Holdings GP to DD LLC. DFI Holdings GP hereby distributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to DD LLC its 1% of the EPE Interest. DD LLC hereby accepts such 1% of the EPE Interest, subject to the indebtedness assumed by DFI Holdings GP in Section 1.4.

TO HAVE AND TO HOLD such 1% of the EPE Interest unto DD LLC, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.6 Assumption of DFI Holdings GP’s Proportionate Amount of EPCO Note and DFI Note by DD LLC. In connection with its acceptance of 1% of the EPE Interest described in Section 1.5, DD LLC hereby assumes from DFI Holdings GP, DFI Holdings GP’s proportionate amount of liability for (i) the principal amount outstanding under the EPCO Note ($17,025.09) and (ii) the principal amount outstanding under the DFI Note ($2,586,299.99).

Section 1.7 Contribution of 0.01% of EPE Interest by DD LLC to EPE GP. DD LLC hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE GP, its successors and assigns, for its and their own use forever, all right, title and interest in and to 0.01% of the EPE Interest. EPE GP hereby accepts such 0.01% of the EPE Interest as a contribution to the capital of EPE GP.

TO HAVE AND TO HOLD such 0.01% of the EPE Interest unto EPE GP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.8 Contribution of EPD GP Interest by DD LLC to EPE GP. DD LLC hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE GP, its successors and assigns, for its and their own use forever, all right, title and interest in and to a 0.00901% interest in EPD GP for immediate further contribution and assignment to EPE LP. EPE GP hereby accepts such 0.00901% membership interest in EPD GP as a contribution to the capital of EPE GP.

Section 1.9 Contribution of EPD GP Interest by EPE GP to EPE LP. EPE GP hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE LP, its successors and assigns, for its and their own use forever, all right, title and interest in and to its 0.00901% membership interest in EPD GP. EPE LP hereby accepts such 0.00901% membership interest in EPD GP as a contribution to the capital of EPE LP.

TO HAVE AND TO HOLD such EPD GP membership interest unto EPE LP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.10 Contribution of EPD GP Interest by DD LLC to EPE LP. DD LLC hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE LP, its successors and assigns, for its and their own use forever, all right, title and interest in and to its 4.49599% membership interest in EPD GP. EPE LP hereby accepts such 4.49599% membership interest in EPD GP as a contribution to the capital of EPE LP.

TO HAVE AND TO HOLD such EPD GP membership interest unto EPE LP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Section 1.11 Contribution of EPD GP Interest by DFI Inc. to EPE LP. DFI Inc. hereby contributes, grants, bargains, conveys, assigns, transfers, sets over and delivers to EPE LP, its successors and assigns, for its and their own use forever, all right, title and interest in and to its 85.595% membership interest in EPD GP. EPE LP hereby accepts such 85.595% membership interest in EPD GP as a contribution to the capital of EPE LP.

TO HAVE AND TO HOLD such EPD GP membership interest unto EPE LP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

ARTICLE 2

FURTHER ASSURANCES

Section 2.1 Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations of Parties Other than EPE LP. Each of the Parties to this Agreement other than EPE LP (the “Contributing Parties”) hereby represents and warrants, jointly and severally, to EPE LP as follows as of the date of this Agreement:

(a) Such Contributing Party has been duly formed or incorporated, as the case may be, and is validly existing in good standing under the laws of its jurisdiction of formation or incorporation, as the case may be, with all corporate, limited liability company or partnership, as the case may be, power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and, as applicable, to assume the obligations and liabilities being assumed by it pursuant to this Agreement.

(b) Such Contributing Party is duly registered or qualified to do business and is in good standing as a foreign corporation, limited liability company or limited partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification or registration, except where the failure to so qualify or register would not, individually or in the aggregate, have a material adverse effect on (i) the transactions contemplated by this Agreement, (ii) the business, properties or prospects of such Contributing Party, whether or not arising from transactions in the ordinary course of business or (iii) the ownership and use by EPE LP of the EPD Assets and the interests in EPD GP being transferred to EPE hereunder (collectively, the “Transferred Assets”) at or after the Effective Time (a “Material Adverse Effect”).

(c) As of the date of this Agreement, DD LLC owns 100% of the issued and outstanding membership interests in EPE GP; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of the EPE GP, as amended and/or restated on or prior to the date on which the Offering is consummated (the “Closing Date”) or any settlement date (the “GP LLC Agreement”), and DD LLC owns such membership interests free and clear of all liens, encumbrances, security interests, equities, charges or claims (collectively, “Liens”).

(d) As of the date of this Agreement DFI Holdings LP owns, and immediately prior to the transactions contemplated by this Agreement DFI Holdings LP will own, the EPD Assets, free and clear of all Liens except for those Liens in favor of EPCO’s lenders that will be either released or assigned to the lenders of EPE LP at the Effective Time. As of the date of this Agreement, DFI, Inc. and DDLLC own, and immediately prior to the transactions contemplated by this Agreement DFI, Inc. and DDLLC will own, an 85.595% membership interest and a 4.505% membership interest, respectively, in EPD GP, free and clear of all Liens, except for those Liens in favor of EPCO’s lenders that will be either released or assigned to the lenders of EPE LP at the Effective Time.

(e) All corporate, partnership and limited liability company action, as the case may be, required to be taken by such Contributing Party or any of their securityholders, partners or members for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been validly taken.

(f) This Agreement has been duly authorized, validly executed and delivered by such Contributing Party, and constitutes a valid and legally binding agreement of such Contributing Party, enforceable against such Contributing Party in accordance with its terms.

(g) None of the (i) the execution, delivery and performance of this Agreement by such Contributing Party, or (ii) consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of the certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, certificate or articles of incorporation or bylaws or other organizational documents of such Contributing Party, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of such Contributing Party is a party or by which such Contributing Party or any of its properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any Governmental Authority or body having jurisdiction over such Contributing Party, or any of its properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of such Contributing Party, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a Material Adverse Effect. “Governmental Authority” means (i) the United States of America, (ii) any state, province, county, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, province, county, municipality or other governmental subdivision within the United States of America, and (iv) any arbitration tribunal having jurisdiction over any member, partner or stockholder of the Contributing Parties or EPE LP or the assets of the Contributing Parties or EPE LP.

(h) No permit, consent, approval, authorization, order, registration, filing or qualification (a “consent”) of or with any Governmental Authority or body having jurisdiction over the such Contributing Party, or any of its properties is required in connection with (i) the execution, delivery and performance of this Agreement by such Contributing Party, or (ii) the consummation by such Contributing Party of the transactions contemplated by this Agreement, except for such consents that have been obtained.

(i) Such Contributing Party (i) is not in violation of its certificate of limited partnership or agreement of limited partnership, certificate of formation or limited liability company agreement, certificate or articles of incorporation or bylaws or other organizational documents, (ii) is not in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any Governmental Authority or body having jurisdiction over it or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, or (iii) is not in breach, default (and no event that, with notice or lapse of time or both, would constitute such a default has occurred or is continuing) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clause (ii) or (iii), would, if continued, have a Material Adverse Effect. To the knowledge of such Contributing Party, no third party to any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which such Contributing Party is a party or by which it is bound or to which any of its properties are subject, is in default under any such agreement, which breach, default or violation would, if continued, reasonably be expected to have a Material Adverse Effect.

(j) As of the Effective Time, after giving effect to the transactions contemplated by this Agreement, EPE LP will own 100% of the issued and outstanding membership interests in EPD GP and 13,454,498 common units of EPD LP free and clear of all Liens created or incurred by any Contributing Parties hereto other than EPE LP.

(k) Each of the Contributing Parties is solvent on the date hereof, and after diligent analysis of its business, its management reasonably believes that after giving effect to the transfer of the Transferred Assets and other transactions contemplated hereby in exchange for the issuance of an aggregate of 88,884,116 Units by EPE LP, (i) the fair value of its assets will exceed its liabilities, (ii) the present fair value of its assets will be greater than the probable liability on its existing debts as such debts become absolute and mature, (iii) it will not be rendered insolvent by the transactions contemplated by this Agreement, and (iv) it will not be left with an unreasonably small amount of capital with which to engage its business.

(l) The transfer of the Transferred Assets as contemplated in this Agreement is for reasonably equivalent value and fair market value (satisfying in each case requirements under applicable law for “reasonably equivalent value” and “fair market value”) and not with the intent of hindering, delaying or defrauding creditors of the Contributing Parties.

(m) As of the date hereof, none of the Contributing Parties contemplates the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its respective assets.

ARTICLE 4

EFFECTIVE TIME

Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article 1 of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article 1 of this Agreement shall be effective and operative in accordance with Article 6, without further action by any party hereto.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Indemnification by Contributing Parties.

(a) Subject to the other provisions of this Article 5, the Contributing Parties shall, jointly and severally, indemnify, defend and hold harmless EPE LP from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s fees and expert fees) of any and every kind and character (“Losses”), insofar as such Losses arise out of or are based upon:

(1) the failure of the Contributing Parties to be the owner of the interests Transferred Assets as are necessary for EPE LP to continue to own the Transferred Assets and to derive the benefits therefrom in accordance with the terms of such equity interests;

(2) the failure of the Contributing Parties to have at the Effective Time on the Closing Date any consent or approval of a Governmental Authority necessary to allow EPE LP to own the Transferred Assets; and

(3) all federal, state and local income tax liabilities attributable to the Transferred Assets allocable prior to the Effective Time on the Closing Date, including any such income tax liabilities of the Contributing Parties that may result from the consummation of the transactions contemplated by this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, none of the Contributing Parties shall be liable to, or for any obligation of, EPE LP except as expressly set forth in this Agreement.

Section 5.2 Indemnification by EPE LP. EPE LP shall indemnify, defend and hold harmless the Contributing Parties from and against all Losses suffered or incurred by any of the Contributing Parties arising out of or relating to the Transferred Assets, except with respect to (i) matters for which EPE LP is entitled to indemnification therefor under Section 5.1 (without regard to any limitations as to time) and (ii) for purposes of clarification, any Losses relating to violations or alleged violations of securities laws by EPE LP in connection with the Offering. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations of EPE LP hereunder shall be non-recourse against any partner of EPE LP in its capacity as such.

Section 5.3 Indemnification Procedure.

(a) As used in this Section 5.3, the term “Indemnifying Party” refers to the Contributing Parties, in the case of any indemnification obligation arising under Section 5.1, and to EPE LP, in the case of any indemnification obligation arising under Section 5.2; and the term “Indemnified Party” refers to EPE LP, in the case of any indemnification obligation arising under Section 5.1, and to the Contributing Parties, in the case of any indemnification obligation arising under Section 5.2.

(b) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 5, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(c) The Indemnifying Party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article 5, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any Governmental Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(d) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to (i) its pursuit of insurance coverage or recoveries with respect to the claims covered by the indemnification under this Article 5 and (ii) all aspects of the defense of any claims covered by the indemnification under this Article 5, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 5.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article 5 provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(e) In determining the amount of any Loss for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized or to be realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered or recoverable by the Indemnified Party under contractual indemnities from third Persons (together, the “Collateral Sources”). Each Indemnified Party agrees to use its good faith, reasonable best efforts at all times to seek recovery from Collateral Sources. If payment is not received by the Indemnified Party from Collateral Sources within 365 days after the commencement of the Indemnified Party’s good faith, reasonable best efforts to obtain such payment, then the Indemnified Party shall be entitled to seek indemnification from the Indemnifying Party; provided, the Indemnified Party shall be entitled to seek indemnification hereunder at any time (i) to the extent any Loss is not reasonably likely after due investigation to be covered by a Collateral Source (whether due to a deductible, cap or otherwise) and (ii) if a Collateral Source is not reasonably expected after due investigation to have sufficient available net assets to cover such Losses. If, after any advance or payment by an Indemnifying Party hereunder, the Indemnified Party recovers any amounts from Collateral Sources with respect to the claim for which an Indemnifying Party has made payment, the Indemnified Party agrees to promptly refund and repay such amounts to the Indemnified Party.

(f) The date on which written notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made within the limitations specified in Section 5.1. No claim for indemnification pursuant to Section 5.1(a) shall be brought or made unless, prior to thirty (30) days after the actual knowledge by EPE LP of the Losses set forth in Section 5.1(a), the Indemnified Party shall have delivered to the Indemnifying Party a good faith written notice to the effect that the Indemnified Party has incurred Losses entitled to be indemnified against under Section 5.1(a), which notice specifies in reasonable detail the amount of such Losses and the nature and basis of such claim.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Order of Completion of Transactions. The transactions provided for in Article 1 of this Agreement shall be completed (in the order set forth therein) at the Effective Time, which shall be immediately prior to the consummation of the Offering.

Section 6.2 Costs. EPE LP shall pay all expenses, fees and costs, including but not limited to, all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, EPE LP shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Section 2.1, other than any consents of third parties, including, without limitation, Governmental Authorities, which if not satisfied would result in a breach of prohibitions or conditions that have not been expressly disclosed to EPE LP on or before the date hereof.

Section 6.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

Section 6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

Section 6.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Section 6.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.

Section 6.10 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This document and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

Section 6.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ENTERPRISE GP HOLDINGS L.P.

By:		EPE Holdings, LLC, its general partner

	By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

EPE HOLDINGS, LLC

By:		/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

DAN DUNCAN LLC

By:		/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Manager

DUNCAN FAMILY INTERESTS, INC.

By:		/s/ Michael G. Morgan
Michael G. Morgan
President

DFI GP HOLDINGS L.P.

By:		DFI Holdings, LLC, its general partner

	By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Manager

[Signature Page to the Contribution Agreement]

DFI HOLDINGS, LLC

By:	/s/ Richard H. Bachmann
Richard H. Bachmann
Executive Vice President and Manager

[Signature Page to the Contribution Agreement]